Exhibit 99.1

FOR IMMEDIATE RELEASE

Gryphon Digital Mining Announces December Operational Update

Most Efficient Bitcoin Miner in 9 of 12 Months in 2022

Las Vegas, NV — January 30, 2022-- Gryphon Digital Mining, Inc. (“Gryphon,” “Gryphon Mining,” or the “Company”), a leading net carbon neutral bitcoin miner, announces its December operational update.

Key highlights for the month:

●	Bitcoin production of approximately 71 bitcoin-equivalent coins

●	Top level bitcoin efficiency of 114 BTC/EH

●	Average hashing power of 625 PH/s

●	Royalty Stream Partner continues to ramp up mining operations

Mining Operations

For the month of December, Gryphon mined approximately 71 bitcoin-equivalent coins from its self-mining operations on average hashing power of 625 PH/s combined with its bitcoin-equivalent generated royalty fees from the Company’s 22.5% net operating profit interest royalty with a third party.

December’s performance translates into a bitcoin efficiency rating of 114 BTC/EH. Gryphon’s result placed it tied for first among a peer group of companies whose efficiency has been publicly reported and which collectively had an average score of 98 BTC/EH1. Since it commenced operations in September 2021, Gryphon has consistently placed among the top three of these publicly available bitcoin efficiency scores - placing at or tied for first in nine of the 12 months of 2022.

Month over month, the number of coins mined decreased by approximately 6% from the 76 bitcoin-equivalent coins mined by the Company in November 2022. Average hashing power by the Company decreased by 13% for the month to 625 PH/s as spiking electricity prices caused by severe weather during the December holiday season led to seven days of full or partial curtailment. This impacted the global bitcoin mining community as the network hashrate declined from a range between 230 – 310 EH/s for the two months prior to a low of 172 EH/s on December 25. Despite this, Gryphon’s bitcoin efficiency for December increased by 7% from November and remained tied as the top performing operation for the month.

Royalty Stream Partner Continues to Ramp Up

Gryphon is pleased to report that our Royalty Stream Partner has installed over 3,600 miners and had nearly 2,700 miners hashing by the end of the month in December with the remainder pending energization due to a delay of the provider. Another 700 machines were held in a storage facility that await deployment. In total, our Royalty Stream Partner has reported aggregate hashing power of 370 PH/s to date with nearly 12,000 more machines landed in the U.S. Gryphon’s Master Services Agreement (“MSA”) with the Royalty Stream Partner allows for an effective royalty stream on all of its blockchain operations. At full deployment, our 22.5% MSA on our Royalty Stream Partner’s announced 1.7 EH/s of potential capacity would give Gryphon an effective royalty stream on 382.5 PH/s, giving Gryphon a unique revenue generating profile of 1.13 EH/s on a cost basis of only 0.75 EH/s.

Merger with Akerna Corp. (Nasdaq:KERN)

As previously disclosed, Akerna Corp. (“Akerna”) announced it will merge with Gryphon in an all-stock deal by way of an Agreement and Plan of Merger to create a leading, ESG-committed, carbon-neutral bitcoin miner. Upon completion of the merger, Akerna will change its name to Gryphon Digital Mining, Inc. The merger is expected to provide Akerna shareholders with access to the bitcoin mining industry with one of its premier operators.

To learn more about Gryphon, please visit https://gryphondigitalmining.com/ and follow us on twitter @GryphonMining

[1]	Bitcoin Efficiency is a measure of the number of bitcoin generated per exahash of hashing power deployed. Source: https://twitter.com/cazenove_uk/status/1612876727235055618 and company reports. Gryphon includes the bitcoin-equivalents obtained from its Master Services Agreement in its calculation of Bitcoin Efficiency.

About Gryphon Digital Mining

Gryphon Digital Mining, Inc. is an innovative venture in the cryptocurrency space dedicated to helping bring digital assets onto the clean energy grid. With a talented leadership team coming from globally recognized brands, Gryphon is assembling thought leaders to improve digital asset network infrastructure. Its Bitcoin mining operation has a net carbon-negative strategy. More information is available on https://gryphondigitalmining.com/.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material with respect to the proposed transactions between Akerna and Gryphon and between Akerna and POSaBIT Systems Corporation (“POSaBIT”). In connection with the proposed transactions, Akerna intends to file relevant materials with the United States Securities and Exchange Commission (the “SEC”), including a registration statement on Form S-4 that will contain a prospectus and a proxy statement. Akerna will mail the proxy statement/prospectus to the Akerna stockholders, and the securities to be issued pursuant to the prospectus may not be sold or exchanged until the registration statement becomes effective. Investors and securityholders of Akerna and Gryphon are urged to read these materials when they become available because they will contain important information about Akerna, Gryphon and the proposed transactions. This communication is not a substitute for the registration statement, definitive proxy statement/prospectus or any other documents that Akerna may file with the SEC or send to securityholders in connection with the proposed transactions. Investors and securityholders may obtain free copies of the documents filed with the SEC, once available, on Akerna’s website at www.akerna.com, on the SEC’s website at www.sec.gov or by directing a request to Akerna’s Investor Relations at (516) 419-9915.

This communication is not a proxy statement or a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transactions, and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Each of Akerna, Gryphon, POSaBIT and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Akerna in connection with the proposed transactions. Information about the executive officers and directors of Akerna are set forth in Akerna’s Definitive Proxy Statement on Schedule 14A relating to the 2022 Annual Meeting of Stockholders, filed with the SEC on April 19, 2022. Other information regarding the interests of such individuals, who may be deemed to be participants in the solicitation of proxies from the stockholders of Akerna, will be set forth in the proxy statement/prospectus, which will be included in Akerna’s registration statement on Form S-4 when it is filed with the SEC. You may obtain free copies of these documents as described above.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains forward-looking statements based upon the current expectations of Gryphon and Akerna. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: (i) the risk that the conditions to the closing of the proposed transactions are not satisfied, including the failure to timely obtain stockholder approval for the transactions, if at all; (ii) uncertainties as to the timing of the consummation of the proposed transactions and the ability of each of Akerna, Gryphon and POSaBIT to consummate the proposed merger or asset sale, as applicable; (iii) risks related to Akerna’s ability to manage its operating expenses and its expenses associated with the proposed transactions pending closing; (iv) risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed transactions; (v) the risk that as a result of adjustments to the exchange ratio, Akerna stockholders and Gryphon stockholders could own more or less of the combined company than is currently anticipated; (vi) risks related to the market price of Akerna’s common stock relative to the exchange ratio; (vii) unexpected costs, charges or expenses resulting from either or both of the proposed transactions; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transactions; (ix) risks related to the inability of the combined company to obtain sufficient additional capital to continue to advance its business plan; and (x) risks associated with the possible failure to realize certain anticipated benefits of the proposed transactions, including with respect to future financial and operating results. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section titled “Risk Factors” in Akerna’s Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 filed with the SEC, and in other filings that Akerna makes and will make with the SEC in connection with the proposed transactions, including the proxy statement/prospectus described under “Additional Information and Where to Find It.” You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. Except as required by law, Akerna and Gryphon expressly disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

MEDIA CONTACT:

Elyse Bender-Segall

PR Revolution

(516) 901-9095

elyse@prrevolution.com

INVESTOR CONTACT:

Name: Rob Chang

Company: Gryphon Digital Mining

Phone Number: (877) MINE-ESG

(877) 646-3374

Email: invest@gryphonmining.com

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